Exhibit 3.4
CERTIFICATE OF LIMITED PARTNERSHIP
HUDSON PACIFIC PROPERTIES, L.P.
This is to certify that the undersigned does hereby form a limited partnership (the “Partnership”) pursuant to the Maryland Revised Uniform Limited Partnership Act (the “Act”) as of the 15th day of January, 2010, as follows:
FIRST: The name of the Partnership is:
Hudson Pacific Properties, L.P.
SECOND: The address of the principal office of the Partnership in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.
THIRD: The name and address of the resident agent of the Partnership in the State of Maryland are The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.
FOURTH: The name and business address of the sole general partner of the Partnership are Hudson Pacific Properties, Inc., 11601 Wilshire Blvd., Suite 1600, Los Angeles, California 90025.
FIFTH: The Partnership shall have a perpetual existence, unless dissolved in accordance with the partnership agreement of the Partnership, as amended and in effect from time to time, and subject to the provisions of the Act.
IN WITNESS WHEREOF, the party hereto has executed this Certificate as of the day and year first above written.

GENERAL PARTNER:
Hudson Pacific Properties, Inc.

By:     /s/ Howard S. Stern
Howard S. Stern, President

I hereby consent to act as resident agent in Maryland for the entity named in the attached document.

The Corporation Trust Incorporated

By:    /s/ Billie J. Swoboda
Billie J. Swoboda, VP